Exhibit 10.1

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
EXECUTIVE SEVERANCE PLAN

Plan Document and Summary Plan Description

Effective January 1, 2021
Amended and Restated April 26, 2022

TABLE OF CONTENTS
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Exhibit A	A-1
Exhibit B	B-1

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ARTICLE 1
FOREWORD
Section 1.01Purpose of the Plan
The purpose of the Argo Group International Holdings, Ltd. Executive Severance Plan, which became effective on January 1, 2021, amended and restated as of April 26, 2022, is to provide severance benefits to certain key employees of the Company and its affiliates whose employment is terminated under the circumstances described herein. Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise.
ARTICLE 2
DEFINITIONS
Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
Section 1.01“Accounting Firm” means a nationally recognized accounting firm or a nationally recognized consulting firm with expertise in the area of execution compensation tax law, which shall be designated by the Company.
Section 1.02“Affiliate” means, with respect to any particular “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), any other person or group controlling, controlled by or under common control with such particular person or group. A Subsidiary of the Company shall be an Affiliate of the Company.
Section 1.03“Amendment Date” means April 26, 2022.
Section 1.04“Argo Group” means the Company and its Affiliates.
Section 1.05“Base Salary” means, with respect to a Participant and without regard to any reduction therein which constitutes Good Reason, if applicable, the Participant’s annual base salary in effect on the date of the Participant’s Separation from Service.
Section 1.06“Board” means the Board of Directors of the Company.
Section 1.07“Cause” means, with respect to a Participant, the Participant’s Separation from Service for any of the following:
(i)other than as a result of the Participant having a disability, the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the Company, which demand will specifically identify the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties;
(ii)the Participant’s entry of a plea of guilty or nolo contendere to, or judgment entered after trial finding the Participant guilty of, any felony or crime of moral turpitude (or local law equivalent);
(iii)the Participant’s willful engagement in conduct that violates Argo Group’s written policies (including, but not limited to, Argo Group’s Code of

Conduct & Business Ethics) or that the Participant knows or reasonably should know is materially detrimental to the reputation, character or standing or otherwise injurious to the Company or any of its shareholders, direct or indirect subsidiaries and affiliates, monetarily or otherwise;
(iv)the Participant’s willful unauthorized disclosure of Confidential Information; or
(v)a final ruling (or interim ruling that has not been stayed by appeal) in any state or federal court or by an arbitration panel that the Participant has breached the provisions of a non-compete or non-disclosure agreement, or any similar agreement or understanding, which would in any material way limit, as determined by the Company, the Participant’s ability to perform the Participant’s duties with the Company now or in the future.
The Participant will have 15 calendar days from the giving of written notice within which to cure and during which period the Company cannot terminate the Participant’s employment for the stated reasons and, if so cured, after which the Company cannot terminate the Participant’s employment for the stated reasons; provided, however, that this sentence will not apply with respect to events which by their nature cannot be cured.
Section 1.08“Change in Control” shall have the meaning set forth in the Omnibus Incentive Plan or any successor plan to the Omnibus Incentive Plan.
Section 1.09“Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
Section 1.10“Committee” means the Human Resources Committee of the Board.
Section 1.11“Company” means Argo Group International Holdings, Ltd. a Bermuda exempt holding company or its successor or assignee (or both, or more than one of each or both).
Section 1.12“Company Group” means, individually and collectively, (A) the Company; (B) any entity within Argo Group for which the Participant performs duties; and (C) any entity within Argo Group in relation to which the Participant has, in the course of his or her employment, (1) acquired knowledge of Argo Group’s trade secrets or Confidential Information, (2) had material dealings with Argo Group’s Customers or Prospective Customers, or (3) supervised directly or indirectly any employee having material dealings with Argo Group’s Customers or Prospective Customers.
Section 1.13“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company Group in the specialty property and/or casualty insurance business.
Section 1.14“Customer” means any Person to whom or which the Company Group supplied Company Services and with whom or which: (A) the Participant had dealings pursuant to his or her employment, or (B) any employee who was under the direct or indirect supervision of the Participant had dealings pursuant to his or her employment, or (C) the Participant was responsible in a client management capacity on behalf of the Company, or (D) the Participant was provided access to Confidential Information regarding Company Services.
Section 1.15“Director” means a member of the Board.

Section 1.16“Effective Date” means January 1, 2021.
Section 1.17“Employer” means the Company and the Subsidiaries.
Section 1.18“ERISA” means the Employee Retirement Income Act of 1974, as amended.
Section 1.19“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
Section 1.20“Excise Tax” means, collectively, (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, and (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).
Section 1.21“Good Reason” means the occurrence on or after the date of a Change in Control and without the affected Participant’s written consent, of (i) a material reduction in the Participant’s Base Salary, (ii) a material reduction in the Participant’s annual target bonus opportunity, (iii), a material adverse alteration in the nature or status of the Participant’s responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company, (iv) a relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or (v) on or after the date of a Change in Control, the failure of a successor to assume and agree to perform the obligations under this Plan. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Participant gives the Employer a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Participant has not been reasonably compensated to the written satisfaction of the Participant for any losses or damages resulting therefrom) within 30 days following the Employer’s receipt of such notice, and (z) if the Employer does not correct, the Participant ends employment not more than 30 days following the period to correct in the foregoing clause (y).
Section 1.22“Omnibus Incentive Plan” means the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan, as it may be amended from time to time.
Section 1.23“Participant” means each individual who has become a Participant under Section 3.01 and who has not ceased to be a Participant under Section 3.04.
Section 1.24“Person” means any individual, firm, company, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity of any kind.
Section 1.25“Plan” means this Argo Group International Holdings, Ltd. Executive Severance Plan, as it may be amended from time to time, or any successor plan, program or arrangement thereto.
Section 1.26“Prospective Customer” means any Person with whom or which Company Group shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services and with whom or which: (A) the Participant shall have had dealings pursuant to his or her employment, or (B) any employee who was under the direct or indirect supervision of the Participant shall have had dealings pursuant to his or her employment, (C) the Participant was responsible in a client management capacity on behalf of the Company during the Restricted Period, or (D) the Participant was provided access to Confidential Information regarding Company Services during the Restricted Period.
Section 1.27“Qualifying Termination” means a Participant’s Separation from Service initiated either by the Employer other than for Cause or by the Participant with Good Reason.
Section 1.28“Release” means an agreement under which a Participant provides a legally binding release of claims against the Employer substantially in the form attached as Exhibit A hereto.
Section 1.29“Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.
Section 1.30“Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
Section 1.31“Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days, during which the Participant is permitted to revoke the executed Release.
Section 1.32“Restricted Business” means (A) any person, firm, company or other organization primarily located in the United States engaged in the specialty property or casualty insurance business with annual gross written premiums in the range of $2 to $5 billion; or (B) the specialty property or casualty insurance division or business unit of any, firm, company or other organization, which division or business unit is primarily located in the United States and has annual gross written premiums in the range of $2 to $5 billion.
Section 1.33“Restricted Employee” means any person who on the date of the Participant’s termination of employment by the Employer was at the level of director, manager, underwriter or salesperson with whom the Participant had material contact or dealings in the course of his or her employment during the Restricted Period.
Section 1.34“Restricted Period” means the period of 12 months ending on the last day of the Participant’s employment with the Employer.
Section 1.35“Restricted Services” means Company Services or any services of the same or of a similar kind.
Section 1.36“Separation from Service” means a termination of employment for any reason from the Employer; provided, however, in respect of amounts that are Deferred Compensation, a Separation from Services means a “separation from service” from the affiliated companies as described under Code Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations. For this purpose, the term “affiliated companies” means the Employer and any affiliate with which any entity comprising the Employer is treated as a single employer under Code Section 414(b) or 414(c).
Section 1.37“Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
Section 1.38“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

Section 1.39“Target Bonus” means, with respect to a Participant and without regard to any reduction therein which constitutes Good Reason, if applicable, the Participant’s target annual bonus pursuant to the annual cash incentive plan maintained by the Employer for the performance period in which the Qualifying Termination occurs; provided, that where a Participant’s target annual bonus is expressed as a percentage of Base Salary, then the Target Bonus shall be calculated by multiplying such percentage immediately prior to the date of the Qualifying Termination by the Participant’s Base Salary.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
Section 1.01Eligibility
As of the Effective Date, the Committee has approved certain executives for participation in the Plan and has provided notice to each such executive of his or her selection for Plan participation in the manner provided by Section 7.08. Each Participant will be notified by the Committee as to the commencement date of his or her participation in the Plan. In order to participate in the Plan on the terms set forth as of the Amendment Date, each Participant must execute an agreement substantially in the form attached as Exhibit B hereto (the “Participation Agreement”). In addition, the Committee shall designate whether the Participant is a “Tier I Participant” or a “Tier II Participant” in the Participation Agreement. Without limiting the generality of the foregoing, if the Participant fails to execute the Participation Agreement in accordance with its terms, then the Participant shall continue to participate in and be subject to the terms and conditions of the Plan on the terms set forth as of the Effective Date.
Section 1.02Future Eligibility
The Committee may approve additional executives as Participants subsequent to the Amendment Date and will provide notice to each such executive of his or her selection for Plan participation in the manner provided by Section 7.08.
Section 1.03Exclusive Benefits
Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, and will supersede any severance benefits payable under any offer letter, employment agreement, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer.
Section 1.04End of Participation
An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by way of a Qualifying Termination. Except as provided in the next sentence, the Committee may, by resolution, discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 7.08, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date of such Change in Control. In the event that an individual incurs a Qualifying Termination while still a Participant, such individual shall remain a Participant until all compensation and benefits required to be provided to the Participant under the terms of the Plan on account of such Qualified Termination have been so provided.

ARTICLE 4
SEVERANCE BENEFITS
Section 1.01Qualifying Termination
(a)Eligibility. Upon a Qualifying Termination, a Participant shall be entitled to receive (i) the Base Salary accrued through the date on which the Participant’s employment is terminated, (ii) any amounts owing to the Participant for reimbursement of expenses properly incurred by the Participant prior to the date on which the Participant’s employment is terminated and which are reimbursable in accordance with the Employer’s policies and procedures as in effect from time to time, and (iii) any other vested accrued benefits of the Participant under the plans, programs and arrangements of the Employer. In addition, a Participant will be eligible for the Severance Benefits described in this Section 4.01 upon a Qualifying Termination, subject to (i) the Participant executing the Participation Agreement in accordance with Section 3.01 and (ii) the Release requirement specified below. Within seven (7) days following the date of the Participant’s Separation from Service, the Company shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in subsections (b), (c), (d) and (e), the Participant must execute and deliver the Release to the Company within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must comply with the restrictive covenants set forth in the Participation Agreement. In the event the Participant breaches one or more of such restrictive covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Company the amount (or equivalent cash value) of any such Severance Benefit that has been paid to the Participant.
(b)Severance Amount. The Company shall pay to the Participant an amount equal to 0.75 times the Base Salary (the “Severance Amount”); provided, however, that if the Participant’s Qualifying Termination occurs within 24 months following the effective date of a Change in Control, then the Severance Amount shall instead be an amount equal to the following: for Tier I Participants, 1.50 times the sum of (i) the Base Salary and (ii) the Target Bonus; and for Tier II Participants, 1.00 times the sum of (i) the Base Salary and (ii) the Target Bonus. The Severance Amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).
(c)Pro-Rata Bonus for Year of Termination.
(i)If, prior to a Change in Control the Participant’s Qualifying Termination occurs after the end of the first quarter of the calendar year in which the Separation from Service occurs, the Company shall pay to the Participant a lump sum cash amount equal to the annual cash incentive payment to which the Participant would have been entitled under the annual cash incentive plan maintained by the Employer for the performance period containing the date of the Qualifying Termination, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period (the “Actual Pro-Rata Bonus”). This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Actual Pro-Rata Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)). For the avoidance of doubt, if prior to a Change in Control the Participant’s employment terminates during the first quarter of a calendar year, the Participant shall not be entitled to receive a pro-rata bonus for the year of termination pursuant to this Section 4.01(c).
(ii)Upon the Participant’s Qualifying Termination occurring on or following a Change in Control, the Company shall pay to the Participant an amount equal to the Participant’s Target Bonus, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period (the “CIC Pro-Rata Bonus”). The CIC Pro-Rata Bonus shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).
(d)Prior Year Bonus. If, on account of the Participant’s termination of employment with the Employer, the Participant forfeits the Participant’s right to earn a payment under an annual cash incentive plan maintained by the Employer for the performance period ending immediately prior to the date of such termination of employment, the Company shall pay to the Participant a lump sum cash payment equal to the amount of the annual cash incentive payment to which the Participant would have been entitled under such plan for such performance period but for the Participant’s termination of employment, determined on the basis of actual achievement of the performance goals applicable under such plan for such performance period (the “Prior Year Bonus”). This amount shall be paid to the Participant in a lump sum on the later of (x) the date on which the Prior Year Bonus would have been paid to the Participant under such plan but for the Participant’s termination of employment during such performance period, or (y) within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.02(d) and subject to the requirements of Section 4.02(e)).
(e)COBRA. (US Participants only) Upon the Participant’s Separation from Service, the Participant may elect health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Subject to Section 4.02(d) and the requirements of Section 4.02(e), the Employer will pay for up to nine months (the “Continuation Period”), on an after-tax basis, the portion of the Participant’s COBRA premiums for such coverage that exceeds the amount that the Participant would have incurred in premiums for such coverage under the Employer’s health plan if then employed by the Employer; provided, however, that if the Participant’s Qualifying Termination occurs within 24 months following the effective date of a Change in Control, then the Continuation Period shall instead be up to 18 months for Tier I Participants and up to 12 months for Tier II Participants; provided, further, that the Employer’s obligation shall only apply to the extent COBRA coverage is elected and in effect during the Continuation Period. Following the end of the Continuation Period, the Participant will be responsible for the full amount of all future premium payments should he or she wish to continue COBRA coverage. However, if the Participant becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason the Participant’s COBRA coverage terminates, the Employer shall not be obligated to pay any portion of the premiums provided hereunder for periods after the Participant becomes eligible for such other coverage or the Participant’s COBRA coverage terminates. The Participant shall have the obligation to notify the Employer if he or she becomes eligible for group health coverage sponsored by another employer.
(f)Equity Awards. The Participant’s outstanding equity and equity-based awards shall be treated in the manner set forth in the Omnibus Incentive Plan and the applicable award agreements issued thereunder.
Section 1.02Sections 409A and 457A
(a)Severance Benefits under the Plan are intended to comply with the applicable requirements of Section 409A of the Code (“Section 409A”) and Section 457A of the Code (“Section 457A”), or the requirements for exemption from Section 409A or Section 457A, as applicable, and shall be construed and administered accordingly. In no event shall the Company, the Subsidiaries, or their respective directors, officers, employees and advisers be liable for any tax, penalty, or other loss in connection with any failure or alleged failure to comply with Section 409A or Section 457A, or an exemption therefrom. Sections 4.02(b), (c), (d) and (e) will apply to the extent Severance Benefits are non-exempt deferred compensation subject to the requirements of Section 409A (“Deferred Compensation”), as determined by the Company, notwithstanding anything in the Plan to the contrary.
(b)All references in the Plan to “termination of employment” or similar or correlative phrases shall be construed to require a Separation from Service from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a “service recipient” with the Employer under Section 409A. Any written election by the Company for purposes of determining whether a “separation from service” has occurred under Section 409A (subject to any applicable limitations therein) shall be deemed part of this Plan.
(c)Any right to Deferred Compensation that would be paid in a series of installment payments is to be treated as a right to a series of separate payments.
(d)If a Participant is a “specified employee” at the relevant time (as determined by the Company in accordance with Section 409A) (the “Severance Event”), Deferred Compensation that would (but for this sentence) be payable within six months following such Severance Event shall instead be accumulated and paid, without interest, on the date that follows the date of such Severance Event by six (6) months and one day (or, if earlier, the date of the Participant’s death). A “specified employee” means an individual who is determined by the Company to be a specified employee within the meaning of Section 409A. Any written election by the Company for purposes of determining “specified employee” status under Section 409A (subject any applicable limitations therein) shall be deemed part of the Plan.
(e)If the timing of the payment or commencement of Deferred Compensation is contingent upon the expiration of all applicable rights of revocation with respect to any Release and if the designated period within which such Release can be revoked begins in one calendar year and ends in the next calendar year, such Deferred Compensation shall be paid or commence, if at all, in the next calendar year.
(f)To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year.

(g)With respect to any equity and equity-based awards held by the Participant that constitute Deferred Compensation, to the extent the payment of such awards is accelerated in connection with this Plan, the payment of such awards shall instead be made at the earliest time permitted that will not trigger a tax or penalty under Section 409A.
Section 1.03Section 280G
(a)A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any payment or benefit received or to be received by the Participant (whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or any of its Affiliates) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(b)The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)All determinations under this Section 4.03 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The Company will direct the Accounting Firm to submit any determination it makes under this Section 4.03 and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable following the Change in Control.
(d)If, the Accounting Firm determines that one or more reductions are required under this Section 4.03, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order, to the extent permitted by Code Sections 280G and 409A designated by the Participant, or otherwise determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Participant. The Participant shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(e)As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.03, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section

4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to the Participant without interest.
(f)The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.03. For purposes of making the calculations required by this Section 4.03, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
Section 1.04ERISA
(a)The Plan is established pursuant to, and governed by, ERISA. The Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b). In the event that the Plan does not meet the requirements a “severance pay arrangement” or “severance pay plan” as described above, the Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be interpreted consistent with the foregoing.
(b)The benefits provided herein shall be funded by the Company’s general assets. The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to the Participants determined to be eligible for payments hereunder. No fund or trust is created with respect to the Plan, and no Person shall have any security or other interest in the assets of the Company.
(c)The Company is the plan sponsor and “named fiduciary” of the Plan within the meaning of Section 402(a) of ERISA.
(d)This document is intended to serve as both the Plan’s legal plan document and summary plan description for all purposes under ERISA.
ARTICLE 5
AMENDMENT AND TERMINATION
Subject to the next sentence, the Committee shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participant in the manner specified in Section 7.08, or (ii) during the period beginning on the effective date of a Change in Control and ending 24 months after the effective date of such Change in Control.

ARTICLE 6
ERISA CLAIMS PROCEDURES
Section 1.01Claim for Benefits
If a Participant is not paid benefits under the Plan at the time of termination of his or her employment, any claim for benefits payable under the Plan must be made in writing and received by the Company within ninety (90) days of the Participant’s termination of employment. Claims for benefits under the Plan shall be made in writing to the Company.
Section 1.02Denial of Claim
If a claim for benefits is wholly or partially denied, the Company shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
Section 1.03Notice of Claim Denial
The Company shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-l(c)(l)(i), (iii), and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. Such notification shall provide the claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards established by the Committee to ensure and to verify that benefit claim determinations are made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.
Section 1.04Review of Denial
Within sixty (60) days of the receipt by the claimant of written or permitted electronic notification of an adverse benefit determination, the claimant may file a written request with the

Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. A review by the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures established by the Committee, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
Section 1.05Decision on Review
The Committee shall notify a claimant, in accordance with Section 7.06 of the Plan, of its benefit determination on review of a claimant’s appeal of an adverse benefit determination within a reasonable period of time, but not later than sixty (60) days after receipt of the claimant’s request for review by the Committee, unless the Committee determines that special circumstances (such as the need to hold a hearing, if the Plan’s procedures provide for a hearing) require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.
Section 1.06Notice of Decision on Review
The Committee shall notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made with written or electronic notification of the Committee’s benefit determination of the claimant’s appeal of the benefit denial. Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(I)(i), (iii), and (iv). In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the adverse determination; (ii) reference to the specific plan provisions on which the benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
ARTICLE 7
MISCELLANEOUS
Section 1.01Clawback
Notwithstanding any provision in the Plan to the contrary, any portion of the payments and benefits provided under the Plan, as well as any other payments and benefits which a Participant receives pursuant to an Argo Group plan or other arrangement, shall be subject to a clawback (a) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule or (b) as provided for under any clawback policy adopted by the Company from time to time.
Section 1.02Participant Rights

Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Committee, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer, except in the event and to the extent that benefits may actually be payable to him or her hereunder. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
Section 1.03Plan Administration; Committee Authority
(a)The general administration of the Plan shall be vested in the Committee. For purposes of ERISA, the Committee shall be the “Plan Administrator” and shall be a “fiduciary” with respect to the administration of the Plan.
(b)The members of the Committee shall not receive compensation with respect to their services for the Committee in respect of this Plan. To the extent required by ERISA or other applicable law, or required by the Company, members of the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing any bond or security, shall be paid by the Company.
(c)The Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:
(i)resolve all questions relating to the eligibility of Participants;
(ii)determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v)modify or supplement the terms of the Plan to the extent necessary to ensure that the Plan complies with local law;
(vi)compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;
(vii)prepare, file and distribute, in such manner as the Committee determines to be appropriate, such information and material as is required by the reporting and disclosure requirements of ERISA; and

(viii)resolve all questions of fact relating to any matter for which it has administrative responsibility.
(d)The Committee shall perform all of the duties and may exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Committee in this Plan shall be read to include the authority of any party to which the Committee delegates such authority.
(e)Any failure by the Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be final, conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and re-determine such action.
(f)Any decision, determination, or other action rendered or made by the Committee shall be final and binding upon the parties, and any review of such decision, determination or other action shall be limited to determining whether the decision, determination or action was so arbitrary and capricious as to be an abuse of discretion. It is intended that a court will give deference to any discretionary determination of the Committee when adjudicating any action or claim brought under Section 502 of ERISA that challenges such Committee determination.
(g)The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.
Section 1.04Expenses
All Plan administration expenses shall be paid by the Company.
Section 1.05Successors
(a)This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(b)The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Participant’s estate.
Section 1.06Gender and Number
In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan.

Section 1.07References to Other Plans and Programs
Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or any of its Affiliates shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
Section 1.08Notices
Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board or the Committee shall be directed to the attention of the General Counsel of the Company at the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant as the most recent personal residence on file with the Company.
Section 1.09No Duty to Mitigate
The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
Section 1.10Withholding of Taxes
The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
Section 1.11Choice of Law; Jurisdiction
All questions or disputes concerning this Plan shall be governed by and construed in accordance with ERISA or, to the extent not preempted by ERISA, in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. To the extent applicable, the Participants hereby: (i) submit to the non-exclusive jurisdiction of any federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Plan; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. The Employer and the Participants hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The Employer and the Participants hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
Section 1.12Waiver of Jury Trial; Legal Fees
(a)The Employer and the Participants agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Plan, or to its breach, may be commenced in federal court in the State of New York. The Employer and the Participants further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and the Employer and the Participants hereby waive and forever renounce that right to a trial before a civil jury.

(b)Without limiting the generality of the foregoing, on or following a Change in Control, the Company shall pay to the Participant all legal fees and expenses incurred by the Participant in disputing in good faith any issue under the Plan relating to the termination of the Participant’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under the Plan. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
Section 1.13Validity/Severability
If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
Section 1.14Miscellaneous
No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
Section 1.15Source of Payments
All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
Section 1.16Survival of Provisions
Notwithstanding any other provision of this Plan, the rights and obligations of the Company and the Participants under Article Four and Sections 7.06 through 7.16 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.
Section 1.17ERISA Rights Statement
Plan Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:
(a)Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may require a reasonable charge for the copies.
(b)Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
(c)Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court.
If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior until after you exhaust the Plan's claims procedures, which are described in Article Seven.
(d)Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 1.18General Plan Information
The following details are provided to for Participants’ information and possible use:

Name of Plan:
Type of Plan:
Plan Sponsor:
Plan Year:
Recordkeeping:
Source of Contributions:
Plan Administrator:
Agent for Service of Legal Process:
Plan Sponsor EIN:
Plan Number:

Exhibit A
FORM OF
SEPARATION AGREEMENT AND GENERAL RELEASE1
This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between [EMPLOYER] (the “Company,” and together with its parents, subsidiaries and affiliates, the “Argo Group”) and [EMPLOYEE NAME] (“I” or “my” or “me”) (each, individually, a “Party,” and collectively, the “Parties”). The Parties agree as follows:
1.SEPARATION BENEFITS
(a)In General: My employment with the Company terminated on [DATE] (“Termination Date”). As of the Termination Date, I have not represented and will not represent myself as being an employee, officer, attorney, agent, or representative of the Company for any purpose. The Company promises to pay me the amounts or benefits set forth in this Agreement, that are conditioned on my signing this Agreement no later than [twenty-one (21) OR fort-five (45)] days after I receive this Agreement (“Consideration Period”). This Agreement will be null and void if I do not sign it on or before the expiration of the Consideration Period, or if I timely revoke my consent to it as permitted by Section 4.
(b)Sufficiency of Consideration: I acknowledge and agree that the sums and benefits to be provided under the terms of this Agreement are, in significant and substantial part, in addition to anything of value to which I am otherwise entitled.
(c)Cash Payment: In accordance with Section 4.01(b) of the Argo Group International Holdings, Ltd. Executive Severance Plan (the “Severance Plan”), as consideration for signing and complying with the terms of this Agreement at all times, and subject to the terms and conditions of the Severance Plan, I will receive a lump sum payment in the gross amount of [INSERT AMOUNT], less all required local, state, and federal tax deductions, the receipt and sufficiency of which is hereby acknowledged, within sixty (60) days of the Termination Date.
(d)Compensation and Benefit Plans: I agree and acknowledge that I have received all compensation due to me through my Termination Date. As of the Termination Date, I ceased to be eligible to participate under any applicable stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, or any other compensation or benefit plan of the Company following my termination of employment, per applicable plan terms. Thereafter, I acknowledge that I have no rights under any of those plans, except as follows:
(i)[In accordance with Section 4.01(c) of the Severance Plan, as consideration for signing and complying with this Agreement at all times, and subject to the terms and conditions of the Severance Plan, I will be entitled to a lump sum cash payment of [INSERT AMOUNT], which is equal to the amount of the annual cash incentive payment for calendar year [INSERT YEAR OF TERMINATION] (the “Performance Period”) but for my termination, prorated for the number of days I was employed
1 Note to Draft: Form to be revised in the event other applicable laws and/or jurisdictions apply.
    1

by the Company during the Performance Period.2 This amount shall be paid to me in lump sum [INSERT relevant timing].]3
(ii)[In accordance with Section 4.01(d) of the Severance Plan, as consideration for signing and complying with this Agreement at all times, and subject to the terms and conditions of the Severance Plan, I will be entitled to a lump sum cash payment of [INSERT AMOUNT], which is equal to the amount of the annual cash incentive payment for calendar year prior to the Termination Date. This amount shall be paid to me in lump sum on the date which the annual bonuses are paid under the annual cash incentive plan, or if later, within sixty (60) days of the Termination Date.]
(iii)Any sponsored medical and/or dental, vision, flexible spending plans, or Employee Assistance Program (EAP) benefits will end on [DATE].
(iv)In accordance with Section 4.01(e) of the Severance Plan, as consideration for signing and complying with this Agreement at all times, if I elect to continue my employer-sponsored medical, dental, vision, flexible spending plans, or EAPs benefits via the Consolidated Omnibus Budget Reconciliation Act (COBRA):
A.My monthly premium for the Argo Group – sponsored medical and/or dental plan coverage through [DATE] (“COBRA Contribution Period”) will continue to be equal to the bi- weekly payroll deductions that active employees pay, converted to a monthly amount. Thereafter, I will be responsible for the full COBRA premium if I wish to continue coverage.
B.The tobacco user surcharge, and the wellness surcharge for failure to participate in a remediation program if I missed the markers, will not be added to the COBRA premium.
C.The Employee Assistance Program (“EAP”) may also be continued through COBRA – at no cost to me – during the COBRA Contribution Period.
(v)If I am not eligible for COBRA, become ineligible, or fail to make timely elections and payments as required for coverage continuation under COBRA, my coverage will end.
(vi)The reduced premium will only be available for the medical, and dental, vision, or flex spending plans in which I am enrolled upon my termination of employment, and family members enrolled as of my date of termination of employment as long as they remain eligible.
(vii)I will have the right to COBRA continuation coverage as to any Company-provided medical, dental, vision, or flexible spending plans, or EAP benefits in which I participate, which means that I will be entitled to buy
2     Note to Draft: Pro-rated amount to be based on actual level performance, but if on or after a Change in Control, based on the target level of performance. See Section 4.01(c) of Severance Plan.
3     Note to Draft: Insert the following if Section 4.01(c)(i) applies: “on the date which the annual bonuses are paid under the annual cash incentive plan, or if later, within sixty (60) days of the Termination Date”. Insert the following if Section 4.01(c)(ii) applies: “within sixty (60) days of the Termination Date”.
    2

continued health plan coverage under the normal COBRA health care continuation rules and plan terms.
(viii)I will retain my vested benefits under all applicable qualified and non-qualified retirement plans of the Company, and all rights associated with such benefits, as determined under plan terms.
2.COMPLETE RELEASE
(a)Release of Claims: I, on behalf of myself and my heirs, executors, administrators, successors and/or assigns, hereby voluntarily, knowingly and willing, irrevocably and unconditionally release and forever discharge the Company, its affiliates, partnerships or joint ventures, and with respect to each, all of their past and present employees, officers, directors, agents, owners, shareholders, equityholders, partners, representatives, members an attorneys, and all of their successors and assigns (collectively, the “Released Parties”), from any and all claims, charges, complaints, demands, causes of action, liabilities, obligations, promises, agreements, rights, costs, losses, debts and expenses whether known or unknown, suspected or unsuspected (hereinafter, the “Claims”) of any nature whatsoever, that I or my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, cause or thing whatsoever: arising from the beginning of time through the date upon which I sign this Agreement, including but not limited to any such Claims (i) relating to or arising out of my employment with the Company or any Released Party, including, without limitation, relating to the benefits provided pursuant to the Severance Plan and (ii) arising under any or all federal, state and local laws or regulations, including, but not limited to, the following, each as may be amended and as may be applicable, including each of their respective implementing regulations: the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Immigration and Reform Control Act; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Uniformed Services Employment and Reemployment Rights Act; the Equal Pay Act; the False Claims Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act; the Family Medical Leave Act (“FMLA”); the New York Labor Law; the New York State Human Rights Law; the New York Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; Article 23-A of the New York Correction Law; the New York City Human Rights Law; the New York City Earned Sick Leave Law; [the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code]; [the Illinois Right to Privacy in the Workplace Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Victims’ Economic Security and Safety Act; the Illinois Equal Pay Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance]; [the Michigan Persons with Disabilities Civil Rights Act; the Payment of Wages and Fringe Benefits Act; the Michigan Whistleblowers’ Protection Act; the Michigan Occupational Safety and Health Act; the Michigan Bullard-Plawecki Employee Right to Know Act; the Michigan Social Security Number Privacy Act; the Michigan Sales Representatives Commission Act; and the Michigan Internet Privacy Protection
    3

Act]; [the Minnesota Human Rights Act; the Minnesota Equal Pay for Equal Work Law; the Minnesota Age Discrimination Act; the Minnesota Whistleblower Act]; [the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Security and Financial Empowerment Act; the New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the New Jersey Workers’ Compensation Laws’ anti-retaliation provisions]; [the North Carolina Equal Employment Practices Act; the North Carolina Retaliatory Employment Discrimination Act; the North Carolina Persons with Disabilities Protection Act; the North Carolina Sickle Cell and Hemoglobin Trait Discrimination Act; the North Carolina Genetic Testing and Information Discrimination Act; the North Carolina Use of Lawful Products Discrimination Act; the North Carolina AIDS and HIV Status Discrimination Act; the North Carolina Jury Service Discrimination Act; the North Carolina Military Service Discrimination Act]; [Chapter 21 of the Texas Labor Code; the Texas Anti-Retaliation Act; the Texas Whistleblower Act]; and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released. I acknowledge and agree that the released Claims include any that have been or may hereafter be asserted on my behalf in any class or collective action relating to my employment and/or the termination of my employment with the Company (“Class/Collective Action”). Accordingly: (a) I waive any right to participate in any Class/Collective Action, including serving as a class representative or named plaintiff; and (b) I waive any right to receive notice of any pending or resolved Class/Collective Action. In the event that I am included or identified as a member or potential member of a class or collective in Class/Collective Action, I agree to (i) opt out of such proceeding after learning of my inclusion by executing without objection or delay any opt out form presented to me, and/or (ii) not to opt in to such proceeding.
(i)Notwithstanding the foregoing, the Company and I recognize that this Agreement does not release, discharge or bar any Claims (i) with respect to my right to enforce, or bring any Claim for breach of, the terms of this Agreement, (ii) that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (iii) with respect to indemnification, contribution, advancement of expenses and/or coverage under any director and officer or other insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership agreement of any Released Party, (iv) with respect to COBRA, pension, retirement or similar benefits subject to the terms of the Employee Retirement Income Security Act of 1974, as amended, or other vested rights under the Company’s welfare and retirement plans. Nothing in this Release prohibits or restricts my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, or (v) any rights I may have in respect of any limited partnership units or other equity interest in any Released Party, subject to the terms of the governing documents of such Released Party and any applicable grant agreement.
(b)Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true
    4

are untrue and even though I might then regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.
3.PROMISES, WARRANTIES, AND REPRESENTATIONS
(a)Employment Termination: I understand and agree that I am separated from service and my employment with the Company ended forever on my Termination Date. I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that the Released Parties are under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is contractual and not unlawful discrimination or retaliation. I acknowledge that I have (1) received all compensation due me as a result of services performed for the Company with the receipt of my final paycheck; (2) reported to the Company any and all work-related injuries or occupational disease incurred by me during my employment by the Company; (3) been properly provided any leave requested under the FMLA or similar state local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (4) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; and (5) reported any pending judicial and administrative complaints, claims, or actions I filed against the Company or any other released person or entity; and (6) except as otherwise provided in this Agreement or provided by law, all other employment-related benefits terminated as of the Termination Date. I will not be entitled to compensation for any bonus plan, savings plan, incentive plan or benefit not specifically mentioned within this Agreement.
(b)Company Property: Before I am entitled to accept any monetary payments from the Company pursuant to this Agreement, I acknowledge my obligation to return, and shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, computers, mobile devices and any other property of the Company or its affiliates in my possession.
(c)Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Agreement. I agree that the Company may withhold all taxes it determines it is legally required to withhold, except as expressly otherwise provided in Section 1. Neither the Company nor any Released Party has made any representation about the tax consequences of any amount received by me pursuant to this Agreement, other than in this paragraph.
(d)Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so. I understand and agree that in addition to any other remedies, rights or defenses that may be available to the Released Parties by virtue of this Agreement or my breach hereof, I agree that I will pay the reasonable attorneys’ fees, costs, expenses and any damages the Released Parties incur as a result of my breach of this representation or if this representation was false when made.
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(e)Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.
(f)Post-Employment Obligations: I understand and acknowledge that any post- employment obligations, including but not limited to my non-solicitation and confidentiality obligations, and including specifically those set forth in the Participation Agreement (as defined in the Severance Plan) which incorporated fully into, and not superseded by, this Agreement, remain in full force and effect.
4.REVIEW AND REVOCATION
(a)Review: I acknowledge that I was and am by this Agreement advised in writing to consult with an attorney prior to signing this Agreement. I further acknowledge that (1) I carefully read this Agreement; (2) I fully understand this Agreement; and (3) I am entering into this Agreement knowingly and voluntarily. I acknowledge that the Company encouraged me to discuss this Agreement with an attorney (at my own expense) before signing it, that I sought such advice to the extent I deemed appropriate, and that such review period began on my Termination Date. I agree with the Company that changes to the offer or the language in this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
(b)Consideration and Revocation Periods, Other Information: I acknowledge that I have [twenty-one (21) OR forty-five (45) days]4 to consider whether to sign this Agreement. The Company hereby advises me of my right to consult with an attorney regarding the provisions of this Agreement. I understand that I must return this signed Agreement to the Company’s representative, [INSERT applicable info] by the end of the Consideration Period. If I choose to sign and return this Agreement before the end of the Consideration Period, it is because I freely chose to do so after carefully considering its terms. Additionally, I understand and acknowledge that I shall have [seven (7) or fifteen (15) days]5 from the date of the signing of this Agreement to revoke my release of ADEA claims (the “Revocation Period”) by delivering a written notice of such revocation within the Revocation Period to the company representative stated above. In the event of such revocation, the Company has the option at its discretion to treat this Agreement as null and void in its entirety. If the revocation period expires on a weekend or holiday, I will have until the end of the next business day to revoke. Any unauthorized modification or alteration of any terms of this Agreement by me voids this Agreement in its entirety. I acknowledge that this Agreement shall be deemed null and void in its entirety in the event that I fail to execute it on or before [INSERT DATE THAT IS 21/45 DAYS FROM DATE HE RECEIVED THIS AGREEMENT].
5.MISCELLANEOUS
(a)Entire Agreement: This is the entire Agreement between the Company and me. Any rights I may have had under any prior agreement between or directly involving the Company and me are superseded by this Agreement, except as specifically set forth herein and except that any prior agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition remain intact. [NTD: Review any other agreements signed by the
4     Note to Draft: 45 days is required in the case of a group termination.
5     Note to Draft: 15 days required for employees in Minnesota.
    6

Employee, to determine whether and to what extend to incorporate by reference.] This Agreement may not be modified or canceled (subject to the Parties’ revocation-related rights) in any manner except in writing signed by both an authorized Company official and me. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The provisions of this Agreement are severable, and if any part of this Agreement except Section 2 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective.
(b)Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
(d)Non-Admission: That Parties agree that this Agreement, and compliance with this Agreement, shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of my rights or the rights of any person. The Company specifically disclaims any liability to me or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company or the Released Parties.
(e)Section 409A: I acknowledge and agree that: the intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Agreement to the contrary, I will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until I have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between me and the Company during the six (6) month period immediately following my separation from service shall instead be paid on the first business day after the date that is six (6) months following my separation from service (or, if earlier, my date of death). To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to me under this Agreement shall be paid to me on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to me) during one year may not affect amounts reimbursable or provided in any subsequent
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year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. I understand and agree that I will be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by me on account of non-compliance with Section 409A.
(f)Governing Law and Enforcement: This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. I hereby: (i) irrevocably submit to the non-exclusive jurisdiction of any state or federal court of competent jurisdiction sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. I hereby waive irrevocably any defense of inconvenient forum to the maintenance of any action or proceeding so brought.
(g)Form of Agreement and Executed Counterparts: The Parties agree that facsimile, scanned, PDF or email copies of this Agreement shall be considered as a legal original and signatures thereon shall be legal and binding, and that this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
(h)Amendment; Waiver: I acknowledge and agree that this Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Party against whom enforcement is sought. Neither the waiver by either of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

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Take this Agreement home, read it, and carefully consider all of its provisions before signing it. It includes a release of known and unknown claims. If you wish, you should take advantage of the full consideration period afforded by Section 4 and consult your attorney.
Signed and agreed on the date indicated:

[EMPLOYEE NAME]        [EMPLOYER]
Date:        By:
        Title:
        Date:

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Exhibit B
FORM OF
PARTICIPATION AGREEMENT6
In consideration of the participation of [EMPLOYEE NAME] (the “Participant”) in the Argo Group International Holdings, Ltd. Executive Severance Plan, as amended as of April 26, 2022 (the “Severance Plan”) with [EMPLOYER] (the “Company,” and together with its parents, subsidiaries and affiliates, the “Company Group”) and other good and valuable consideration, the receipt and sufficiency of which the Participant acknowledges, the Participant hereby agree to the terms and conditions of this Participation Agreement (this “Agreement”) as set forth below. Unless otherwise defined in this Agreement, the terms defined in the Severance Plan shall have the same defined meanings in this Agreement.
1.ELIGIBILITY
In accordance with Section 3.01 of the Severance Plan and subject to Section 9 of this Agreement, the Committee has designated the Participant to be a [Tier I Participant / Tier II Participant].
2.DEFINITIONS
(a)“Change in Control” shall have the meaning set forth in the Omnibus Incentive Plan or any successor plan to the Omnibus Incentive Plan.
(b)“Company Services” means any services (including but not limited to technical and product support, technical advice, underwriting and customer services) supplied by the Company Group in the specialty property and/or casualty insurance business.
(c)“Customer” means any Person to whom or which the Company Group supplied Company Services and with whom or which: (A) the Participant had dealings pursuant to the Participant’s employment, or (B) any employee who was under the direct or indirect supervision of the Participant had dealings pursuant to the Participant’s employment, or (C) the Participant was responsible in a client management capacity on behalf of the Company, or (D) the Participant was provided access to Confidential Information regarding Company Services.
(d)“Person” means any individual, firm, company, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity of any kind.
(e)“Prospective Customer” means any Person with whom or which the Company Group shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Services and with whom or which: (A) the Participant shall have had dealings pursuant to the Participant’s employment, or (B) any employee who was under the direct or indirect supervision of the Participant shall have had dealings pursuant to the Participant’s employment, (C) the Participant was responsible in a client management capacity on behalf of the Company during the Restricted Period, or (D) the Participant was
6     Note to Draft: Form to be revised in the event other applicable laws and/or jurisdictions apply.
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provided access to Confidential Information regarding Company Services during the Restricted Period.
(f)“Restricted Business” means (A) any person, firm, company or other organization primarily located in the United States engaged in the specialty property or casualty insurance business with annual gross written premiums in the range of $2 to $5 billion; or (B) the specialty property or casualty insurance division or business unit of any, firm, company or other organization, which division or business unit is primarily located in the United States and has annual gross written premiums in the range of $2 to $5 billion.
(g)“Restricted Employee” means any person who on the date of the Participant’s termination of employment by the Company was at the level of director, manager, underwriter or salesperson with whom the Participant had material contact or dealings in the course the Participant’s employment during the Restricted Period.
(h)“Restricted Period” means the period of 12 months ending on the last day of the Participant’s employment with the Company.
(i)“Restricted Services” means the Company Services or any services of the same or of a similar kind.
3.CONFIDENTIAL INFORMATION
The Company shall disclose to the Participant, or place the Participant in a position to have access to or develop, trade secrets or confidential information of the Company Group; and/or shall entrust the Participant with business opportunities of the Company Group; and/or shall place the Participant in a position to develop business good will on behalf of the Company Group. The Participant acknowledges that during the Participant’s employment with the Company, the Participant occupies a position of trust and confidence and agrees that he or she shall treat as confidential and shall not, subject to Section 5 of this Agreement, without prior written authorization from the Company; directly or indirectly, disclose or make known to any person or use for his or her own benefit or gain, the methods, process or manner of accomplishing the business undertaken by the Company Group, or any non-public information, including but not limited to, plans, formulas, products, trade secrets, marketing or merchandising strategies, or confidential material or information and instructions, technical or otherwise, issued or published for the sole use of the Company, or information which is disclosed to Participant or in any way acquired by Participant during his or her employment with the Company, or any information concerning the present or future business, processes, or methods of operation of the Company Group, or concerning improvement, inventions or know how relating to the same or any part thereof, it being the intent of the Company, with which intent the Participant hereby agrees, to restrict the Participant from disseminating or using for his or her own benefit any information belonging directly or indirectly to the Company which is unpublished and not readily available to the general public (collectively, “Confidential Information”). The confidentiality obligations set forth in this Section 3 shall apply during the Participant’s employment with the Company and indefinitely thereafter.
4.WORK PRODUCT
All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, that are conceived, made, developed or acquired by the Participant, individually or in conjunction with others, during the Participant’s employment with the
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Company (whether during business hours or otherwise and whether on the premises of the Company Group or otherwise) that relate to the business, products or services of the Company Group shall be disclosed to the Board and are and shall be the sole and exclusive property of the Company Group. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic data bases, maps and all other writings and materials of any type embodying any such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company. Upon termination of the Participant’s employment for any reason, the Participant promptly shall deliver the same, and all copies thereof, to the Company. If during the Participant’s employment by the Company, the Participant creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as video tapes, written presentations, or acquisitions, computer programs, e-mail, voice mail, electronic data bases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Participant or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by the Participant in the scope of the Participant’s employment.
5.PERMITTED DISCLOSURES
Notwithstanding anything to the contrary contain herein, the Company and the Participant acknowledge that pursuant to 18 USC § 1833(b), the Participant may not be held liable under any U.S. criminal or civil Federal or State trade secret law for disclosure of a trade secret of the Company: that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, the Participant (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not (x) prohibit the Participant from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, or any related targets, by any government agency or other regulator that is responsible for enforcing a law on behalf of the government, or otherwise providing information to a government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that the Participant reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, or in connection with any dispute between the Participant and the Company Group; (y) require the Participant to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under the preceding clause (x); or (z) apply to information that (i) was at the time of receipt within the public knowledge without any breach by the Participant, (ii) subsequently is lawfully acquired from a third party without continuing restriction on use, without any breach by the Employee or (iii) was disclosed in a communication subject to attorney-client privilege.
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6.NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT
The Participant recognizes that, while performing duties for the Company, the Participant will have access to and come into contact with trade secrets and Confidential Information belonging to the Company Group and the Participant will obtain personal knowledge of and influence over its customers and/or employees. The Participant therefore agrees that the restrictions set out in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company Group both during and after the termination of the Participant’s employment.
The Participant hereby undertakes with the Company that the Participant will not during the Participant’s employment with the Company and for the period of nine (9) months after the Participant ceases to be employed by the Company for any reason whatsoever (or [eighteen (18) / twelve (12)]7 months if the Participant’s cessation of employment occurs within twenty-four (24) months following a Change in Control), whether by the Participant’s self, through the Participant’s employers or employees or agents, or otherwise howsoever and whether on the Participant’s own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:
(i)in competition with the Company Group, be employed or engaged by a Restricted Business for the purposes of providing services the same or similar to those the Participant provided to the Company Group;
(ii)own any firm, company or other organization primarily located in the United States engaged in the specialty property or casualty insurance business with annual gross written premiums in the range of $2 to $5 billion; provided, however, that the Participant may (x) acquire up to 3% of the voting securities of any publicly traded entity and (y) make passive investments in private equity, hedge and mutual funds or similar investment vehicles; or
(iii)employ or otherwise engage in the business of or be personally involved to a material extent in employing or otherwise engaging in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Services, any person who was during the Restricted Period employed or otherwise engaged by the Company and who by reason of such employment or engagement is reasonably likely to be in possession of any trade secrets or Confidential Information relating to the business of the Company.
The Participant hereby undertakes with the Company that the Participant shall not during the Participant’s employment with the Company and for the period of nine (9) months after the Participant ceases to be employed by the Company for any reason whatsoever (or [eighteen (18) / twelve (12)]8 months if the Participant’s cessation of employment occurs within twenty-four (24) months following a Change in Control), without the prior written consent of the Company, whether by the Participant’s self, through the Participant’s employers or employees or agents or otherwise, howsoever and whether on the Participant’s own behalf or on behalf of any other person, firm, company or other organization directly or indirectly:
7     Note to Draft: Tier I Participant is at 18 months / Tier II Participant is at 12 months.
8     Note to Draft: Tier I Participant is at 18 months / Tier II Participant is at 12 months.
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(i)in competition with the Company Group, solicit business from or endeavor to entice away or canvass any Customer or Prospective Customer for any reason if such solicitation or canvassing is for the benefit of, or on the behalf of, a Restricted Business; or
(ii)solicit or induce or endeavor to solicit or induce any Restricted Employee to cease working for or providing services to the Company, or hire any Restricted Employee.
The Participant agrees that during the nine (9) months after the Participant ceases to be employed by the Company for any reason whatsoever (or [eighteen (18) / twelve (12)]9 months if the Participant’s cessation of employment occurs within twenty-four (24) months following a Change in Control), the Participant shall inform the Company, prior to the commencement of employment or any work as an independent contractor, of the identity of any new employer or other entity to which the Participant plans to provide consulting or other services, along with the Participant’s starting date, title, job description and any other information which the Company may reasonably request (and which does not violate any confidentiality obligation of the Participant) to confirm the Participant’s compliance with the terms of this Agreement.
Subject to Section 5, participant shall not, at any time during the Participant’s employment with the Company and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which is reasonably likely to be, directly or indirectly, disparaging or damaging to the Company, or its subsidiaries, or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Participant from making truthful statements that are required by applicable law, regulation or legal process, including truthful statements in connection with an action, suit or other proceeding to enforce the Participant’s rights under this Agreement.
7.COOPERATION
The Participant agrees that after the termination of the Participant’s employment with the Company for any reason, the Participant shall be available, upon reasonable notice and under reasonable conditions, to respond to inquiries and requests for information and assist the Company in any capacity with respect to matters of which the Participant was involved or had knowledge as a result of the Participant’s employment with the Company, including, but not limited to, providing information in connection with the Company’s operations. The Participant further agrees to provide reasonable assistance to the Company and its respective representatives in defense of any claims that have been or may be made against the Company, and will assist the Company in the prosecution of any claims that have been or may be made by the Company, to the extent that such claims may relate to the period of the Participant’s employment with the Company. The Participant’s assistance shall include but not be limited to cooperating and meeting with, and providing information to, counsel of the Company and providing honest and truthful testimony. The Participant and the Company agree that upon presentation of appropriate documentation, the Company shall pay or reimburse the Participant for all reasonable out-of- pocket travel, duplicating or telephonic expenses incurred by me in complying with this paragraph. The Participant and the Company further agree that to the extent that the Participant is required to spend substantial time on such matters, the Company shall compensate the Participant at an hourly rate based on the Participant’s base salary (or
9     Note to Draft: Tier I Participant is at 18 months / Tier II Participant is at 12 months.
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actual hourly rate, as the case may be) in effect on the last day of the Participant’s employment with the Company.
8.REMEDIES UPON BREACH
The Participant understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company Group and considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company Group substantial and irrevocable damage and therefore, in the event of such breach, the Company Group, in addition to such other remedies which may be available, including under the terms of the Severance Plan, will be entitled to specific performance and other injunctive relief, without the posting of a bond.
9.CONSIDERATION PERIOD
The Participant is hereby advised to consult with counsel regarding the provisions of this Agreement. The Participant shall have until 5:00 pm ET on [●]10 to execute this Agreement (the “Deadline”). Failure by the Participant to execute and return this Agreement by the Deadline means that the Participant shall remain subject to the terms and conditions of the Argo Group International Holdings, Ltd. Executive Severance Plan, effective as of January 1, 2021 (the “2021 Plan”) and shall not be a participant in, and shall not be eligible for any of the payments and benefits provided under, the Severance Plan.
10.SURVIVAL AND ASSIGNMENT BY THE COMPANY
This Agreement shall be for the benefit of the Company Group and the Company reserves the right to assign the benefit of such provisions to any entity within the Company Group. The obligations undertaken by the Participant pursuant to this Agreement, with respect to each entity within the Company Group, constitute separate and distinct obligations and covenants and the invalidity or unenforceability of any such obligation or covenant shall not affect the validity or enforceability of the obligations or covenants in favor of any other entity within the Company Group. The Company will also have the right to assign this Agreement to its successors and assigns.
11.SEVERABILITY; BLUE PENCILING
While the restrictions in this Agreement are considered by the Company and the Participant to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company Group but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.
12.FORM OF AGREEMENT AND EXECUTED COUNTERPARTS
The Participant and the Company agree that facsimile, scanned, PDF or email copies of this Agreement shall be considered as a legal original and signatures thereon shall be legal and binding, and that this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
10     Note to Draft: Insert date that is fourteen (14) calendar days following the delivery to the Participant.
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13.AMENDMENT; WAIVER
The Participant acknowledges and agree that this Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either the Participant or the Company hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the Participant or the Company, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
14.INTERPRETATION
This Agreement shall be construed as a whole according to its fair meaning. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
15.ENTIRE AGREEMENT
This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes any prior representations or agreements, whether written or oral, with respect to the same subject matter, including, but not limited to, Article VI of the 2021 Plan [and the [NAME] agreement between the Company and the Participant dated [DATE]],11 except as expressly set forth herein.
16.GOVERNING LAW
All questions or disputes concerning this Agreement shall be governed by and construed in accordance with ERISA or, to the extent not preempted by ERISA, in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. To the extent applicable, the Participant hereby: (i) submits to the non-exclusive jurisdiction of any federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement; and (ii) agrees that all claims in respect of such action or proceeding may be heard or determined in any such court. The Company and the Participant hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The Company and the Participant hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
The Company and the Participant agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, may be commenced in federal court in the State of New York. The Company and the Participant further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and the Company and the Participant hereby waive and forever renounce that right to a trial before a civil jury.

11     Note to Draft: Include if applicable.
    7

Failure to execute and return this Agreement means that the Participant shall remain subject to the terms and conditions of the 2021 Plan (as defined in Section 9 of this Agreement) and shall not be a participant in, and shall not be eligible for any of the payments and benefits provided under, the Severance Plan.

IN WITNESS WHEREOF, I and the Company have duly executed this Agreement as of the date below.

COMPANY	PARTICIPANT
__________________________________	__________________________________
Name:	Name:
Position: Date:	Date:

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